Exhibit 99.1

Longs Reports Preliminary April Sales

WALNUT CREEK, CA (May 5, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $349.8 million for the four-week period ended April 28, 2005, a 2.1% decrease from sales of $357.4 million in the comparable period a year ago. Pharmacy sales were 50.1% of total drug store sales compared with 47.4% a year ago.

Preliminary April same-store sales decreased 2.6% from the same period last year. Pharmacy same-store sales increased 3.1% and front-end same-store sales decreased 7.7%. April same-store sales were unfavorably impacted from the shift in Easter holiday sales to March this year compared with April last year.

Preliminary total sales of $1.15 billion for the thirteen weeks ended April 28, 2005 were 0.8% lower than the $1.16 billion reported in the comparable period last year. Pharmacy sales were 49.5% of total drug store sales during the period, compared with 47.8% a year ago. Same-store sales decreased 1.2% with pharmacy same-store sales increasing 2.5% and front-end same-store sales decreasing 4.4%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.